BYLAWS OF
                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                                    ARTICLE I

                                  SHAREHOLDERS

         The annual meeting of the shareholders of Transamerica Occidental Life Insurance Company shall be held on the fourth Wednesday in February of each year, if not a legal holiday, in which case the annual meeting shall be held on the next business day following, at 10:00a.m., for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting.

                                   ARTICLE II

                               BOARD OF DIRECTORS

         The number of directors of this corporation shall be at least ten (10) and not more than nineteen (19). The exact number of directors shall be fixed, within the limits specified, by a resolution adopted by the Board of Directors or by the shareholders.

                                   ARTICLE III

                             CHIEF EXECUTIVE OFFICER

         The board of directors shall from time to time designate one of the officers of the corporation to be chief executive officer.

                                   ARTICLE IV

                                     GENERAL

         Except as is expressly set forth herein, this corporation shall be governed by the applicable statutes of the California General Corporation Law as though said statues has been fully set forth herein.